                                  EXHIBIT 11
                                ADE CORPORATION
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
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

                                            Three months ended                 Nine months ended
                                               January 31,                       January 31,
                                        ------------------------           ------------------------
                                            1997        1996                   1997       1996
                                            ----        ----                   ----       ----
                                              (unaudited)                        (unaudited)

Net income                               $3,061,000   $2,224,000             $8,448,000   $5,226,000
                                         ==========   ==========             ==========   ==========

Weighted average common and
  common equivalent shares
  outstanding during the period           8,050,000    8,063,000              8,015,000    6,892,000

Shares issuable pursuant to Staff
 Accounting Bulletin No. 83 (SAB 83)
 using treasury stock method                     --           --                     --       82,000

Shares used in computation                8,050,000    8,063,000              8,015,000    6,947,000
                                         ==========   ==========             ==========   ==========

Net income per share                     $     0.38   $     0.28             $     1.05   $     0.75
                                         ==========   ==========             ==========   ==========

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